Exhibit 99.1

FOR IMMEDIATE RELEASE September 1, 2021	Contact: Blake Holcomb, Director of Investor Relations and Corporate Planning Tel: +1 713.939.0047, Ext. 6364 Blake_Holcomb@dril-quip.com

Dril-Quip, Inc. Announces Leadership Transition

HOUSTON – Dril-Quip, Inc. (NYSE: DRQ) (the “Company” or “Dril-Quip”) announced today that its Board of Directors has appointed Jeffrey J. Bird as its President and Chief Executive Officer, and elected him to the Board, both effective as of January 1, 2022 to replace Blake T. DeBerry, who will step down at that time. Mr. DeBerry will continue to serve as Chief Executive Officer and as a member of the Board until December 31, 2021.

John Lovoi, Dril-Quip’s Board Chairman, commented, “On behalf of the Board, I would like to thank Blake for his superb stewardship of Dril-Quip as CEO and as a Board member over the past 10 years and for all of his contributions since joining the Company in 1988. We are also very excited to promote Jeff to the CEO position and add him as a member of the Board after he has worked along with Blake and the Board since joining the Company in 2017 and most recently in his capacity as President and Chief Operating Officer.”

“My experience as Dril-Quip’s CEO has been very fulfilling and I am extremely proud of all we have accomplished despite significant headwinds for our industry in recent years,” said Mr. DeBerry. “I believe the Company is well positioned for the anticipated improvement in our market in the coming years, making now a good time to transition to new leadership. I will continue working closely with Jeff over the next several months as part of the transition into his new role. Lastly, I would like to thank all of the Dril-Quip employees that I have worked with during my 33 years for their support and dedication to the Company.”

Mr. Bird stated, “I am honored to have been selected as CEO to serve Dril-Quip’s shareholders, customers and employees. I’ve had the good fortune to work very closely with Blake over the last four plus years and am confident in the strong leadership and management team at Dril-Quip and believe the future is bright with our innovative products, superior customer service and financial strength.” Mr. Bird, 54, joined Dril-Quip in March 2017 as Vice President and Chief Financial Officer before being promoted to Senior Vice President of Production Operations and Chief Financial Officer in March 2019 and then to President and Chief Operating Officer in May 2020.

Prior to joining Dril-Quip, Mr. Bird served as Executive Vice President and Chief Financial Officer of Frank’s International, a provider of engineered tubular services to the oil and gas industry, as Chief Financial Officer of Ascend Performance Materials, a provider of chemicals, fibers and plastics, and in a variety of accounting and finance roles primarily in the industrial manufacturing sector, including as a division Chief Financial Officer at Danaher Corporation.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered onshore and offshore drilling and production equipment that is particularly well suited for use in deep water, harsh environments, and severe service applications.

www.dril-quip.com

https://www.linkedin.com/company/dril-quip

Investor Relations Contact

Blake Holcomb – Director of Investor Relations and Corporate Planning

(713) 939-0047 x 6364

Blake_Holcomb@dril-quip.com